As filed with the Securities and Exchange Commission on May 1, 2006
Registration No. 333-11486

SECURITIES AND EXCHANGE COMMISSION
 Washington,  D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTELLIGROUP, INC.
 (Exact name of registrant as specified in its charter)

New Jersey	11-2880025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

499 Thornall Street
Edison, New Jersey 08837
(732) 590-1600
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1996 STOCK PLAN
 (Full title of the plan)

Vikram Gulati
President and Chief Executive Officer
Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837
(732) 590-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradd Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

DEREGISTRATION OF SECURITIES

Intelligroup, Inc. (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered for sale under the Intelligroup, Inc. 1996 Stock Plan (the “1996 Plan”) pursuant to the Registration Statement on Form S-8 filed on February 11, 2000 (file no. 333-11486), with respect to shares of the Registrant’s Common Stock, par value $1.00 (the “Common Stock”).  A total of 3,250,000 shares (after giving effect to any stock splits) were registered for issuance under the Registrant’s 1996 Plan pursuant to the Form S-8 filed on February 11, 2000 (file no. 333-11486).

The Registrant has since adopted a new equity incentive plan, the Intelligroup, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”) which replaces the 1996 Plan as of the date the shareholders approved the 2004 Plan.  No future awards will be made under the 1996 Plan.  According to the terms of the 2004 Plan, shares that were available for grant under the 1996 Plan that were not granted under the 1996 Plan are available for issuance under the 2004 Plan.  The total number of shares that were available for grant under the 1996 Plan as of the date the 2004 Plan was adopted, or which subsequently became available, was 2,744,741 shares (the “Carried Forward Shares”).  The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to the Registration Statement on Form S-8 (file no. 333-11486), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2004 Plan, including but not limited to the Carried Forward Shares.  The registration fees associated with the Carried Forward Shares paid by the Registrant in connection with the original filing of the Registration Statement on Form S-8 for the 1996 Plan will be carried forward and applied to the registration fee required in connection with the Registration Statement on Form S-8 which is being filed contemporaneously with the filing of this Post-Effective Amendment.

In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, this Post-Effective Amendment is hereby filed (i) to reallocate the Carried Forward Shares from the 1996 Plan to the 2004 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the 1996 Plan to the Registration Statement on Form S-8 for the 2004 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, State of New Jersey, on May 1, 2006.

INTELLIGROUP, INC.

By:	/s/ Madhu Poomalil

Name:	Madhu Poomalil
Title:	Chief Financial Officer